Exhibit 99.1

Havertys Announces Key Leadership Promotions and Quarterly Dividend

ATLANTA, GEORGIA, February 23, 2021 – HAVERTYS (NYSE: HVT and HVT.A) announced today, that its board of directors made important promotions in further developing and strengthening Havertys leadership team. Steven Burdette was elected president effective March 1, 2021. He will succeed Clarence Smith who will remain chairman and chief executive officer.

Burdette, 59, currently serves as executive vice president, operations. He has over 37 years of experience with the company and has held responsibilities for all aspects of the stores, distribution operations, merchandising, supply chain, and marketing. Burdette started his career with Havertys as a manager trainee in Tampa, Florida, and held progressively more challenging roles in four additional Havertys markets. He joined the corporate management team in 1993 and was appointed vice president, merchandising in 1994 and vice president, operations in 2002. He was elected senior vice president, operations in 2003, executive vice president, stores in 2008, and his current position in 2017.

“Steve has deep knowledge of the industry and embodies Havertys’ culture and values, and I am pleased to welcome him to this new role,” said Clarence Smith, chairman and chief executive officer. “Steve has touched virtually every aspect of our business over his career and is a passionate and driven leader. His knowledge and skills were never more evident than during this past year of incredible challenges. Steve successfully managed the restarting of our operations and helped lead Havertys to its strongest quarter in history.”

Burdette will continue to report to Smith, as will the company’s chief financial officer, chief information officer, general counsel, executive vice president of merchandising, and chief human relations officer.

The board also made the following concurrent promotions effective March 1, 2021:

Rhonda Wolf is named senior vice president, merchandising. Wolf, a 35-year Havertys veteran, is responsible for upholstery and other categories which drive over half of the company’s sales. In her role, she manages the product offerings, vendor selection, and profitability of the categories. The higher quality custom upholstery products developed by Wolf are an important part of Havertys’ increased average ticket and in-home designer business. Wolf will continue to report to John Gill, executive vice president, merchandising.

Scott Miles is named senior vice president, stores. Miles joined Havertys in 2002 and has served in several roles and differing responsibilities including market area manager, vice president, stores and development, and oversight of our supply chain team. He currently leads several key initiatives and functions including online chat, in-home design teams, and training for store team members. Miles will continue to report to Burdette and retain his responsibilities as western region manager.

Helen Bautista is named senior vice president, marketing. Bautista joined Havertys in 2019 with over 20 years of experience leading and implementing comprehensive marketing and advertising strategies and plans. Her focus is on marketing integration, brand management, digital marketing, and analytics. Bautista will report to Burdette.

"We are fortunate to have such knowledgeable individuals in these diverse and critical functions of our business. The experience, stability, and depth of our team are competitive advantages. The appointment of these key leaders is an important step in Havertys’ future growth,” Smith concluded.

The Company also announced today, that its board of directors declared a cash dividend to be paid on the outstanding shares of the two classes of $1 par value common stock of the company at a rate of $0.22 per share on the common stock and $0.20 per share on the Class A common stock. The dividend is payable on March 25, 2021, to stockholders of record at the close of business on March 12, 2021. Havertys has paid a cash dividend in each year since 1935.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company’s website, havertys.com.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE: Havertys